Exhibit 99.1

GAUCHO GROUP HOLDINGS, INC. PROVIDES UPDATE ON QUARTERLY REPORT FILING

MIAMI, FL / November 27, 2024 / Gaucho Group Holdings, Inc. (OTC:VINOQ), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), today provided an update to the timing of filing its Form 10-Q for the quarter ended September 30, 2024 with the Securities and Exchange Commission (SEC). The delay is primarily attributed to the additional requirements and considerations stemming from the Company’s recent filing of a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the Southern District of Florida.

The Company is actively working with its advisors to address all necessary procedural and compliance matters associated with its Chapter 11 case. Despite these challenges, Gaucho Holdings remains focused on maintaining transparency with stakeholders throughout the process. The Company anticipates filing its Form 10-Q with the SEC within the next three weeks.

The Chapter 11 petition, filed in accordance with U.S. Bankruptcy Code provisions, allows Gaucho Holdings to reorganize its operations and assess its strategic path forward. This process includes rigorous financial reviews, which have contributed to the delay in completing the Company’s quarterly reporting requirements.

Gaucho Holdings appreciates the patience and understanding of its stockholders and business partners as it navigates this period. The Company will continue to provide updates as material developments occur.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires® (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com